                                                                     EXHIBIT 2.1


                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                             BANK PLUS CORPORATION

                                      AND

                                FBOP CORPORATION

                                  JUNE 2, 2001

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
 ARTICLE I. DEFINED TERMS................................................    1

 ARTICLE II. THE MERGER..................................................    3

  Section 2.1.  Structure of the Merger.................................     3
  Section 2.2.  Merger Consideration....................................     3
  Section 2.3.  Payment and Exchange Procedures.........................     4
  Section 2.4.  The Closing.............................................     5
  Section 2.5.  Stock Options...........................................     5
  Section 2.6.  Conversion of Shares of Dissenting Common Stock.........     6

 ARTICLE III. CONDUCT PENDING THE MERGER.................................    6

                Conduct of the Company's Business Prior to the Effective
  Section 3.1.  Time....................................................     6
  Section 3.2.  Forbearance by the Company..............................     7
  Section 3.3.  Cooperation.............................................     9
  Section 3.4.  Conduct by Buyer Prior to the Effective Time............     9

 ARTICLE IV. REPRESENTATIONS AND WARRANTIES..............................   10

  Section 4.1.  Disclosure Schedules; Material Adverse Effect...........    10
  Section 4.2.  Representations and Warranties of the Company...........    10
  Section 4.3.  Representations and Warranties of Buyer.................    17

 ARTICLE V. COVENANTS....................................................   19

  Section 5.1.  Acquisition Proposals...................................    19
  Section 5.2.  Labor and Employment Matters............................    20
  Section 5.3.  Access and Information..................................    21
  Section 5.4.  Actions; Regulatory Matters.............................    21
  Section 5.5.  Publicity...............................................    22
  Section 5.6.  Proxy Statement.........................................    22
  Section 5.7.  Stockholders' Meeting...................................    22
  Section 5.8.  Notification of Certain Matters.........................    22
  Section 5.9.  Additional Agreements...................................    23
  Section 5.10  Filings.................................................    23
  Section 5.11  [Intentionally Omitted].................................    23
  Section 5.12  Accuracy of Information.................................    23
  Section 5.13. Indemnification and Insurance...........................    23

 ARTICLE VI. CONDITIONS TO CONSUMMATION..................................   24

  Section 6.1.  Conditions to Each Party's Obligation...................    24
  Section 6.2.  Conditions to the Obligation of Buyer...................    25
  Section 6.3.  Conditions to the Obligation of the Company.............    25

 ARTICLE VII. TERMINATION................................................   26

  Section 7.1.  Termination.............................................    26
  Section 7.2.  Effect of Breach or Termination.........................    27
  Section 7.3.  Expenses; Termination Fee...............................    27

                                                                            Page
                                                                            ----
 ARTICLE VIII. EFFECTIVE DATE AND EFFECTIVE TIME...........................  28

  Section 8.1.  Effective Date and Effective Time.........................   28

 ARTICLE IX. OTHER MATTERS.................................................  29

  Section 9.1.  Interpretation............................................   29
  Section 9.2.  Waiver....................................................   29
  Section 9.3.  Counterparts..............................................   29
  Section 9.4.  Governing Law.............................................   29
  Section 9.5.  Notices...................................................   29
  Section 9.6.  Entire Agreement; Binding Agreement; Third Parties........   30
  Section 9.7.  Assignment................................................   30
  Section 9.8.  Captions..................................................   30
  Section 9.9.  Construction of Agreement.................................   30
  Section 9.10. Survival..................................................   31
  Section 9.11. Attorneys' Fees...........................................   31
  Section 9.12. Knowledge.................................................   31

   AGREEMENT AND PLAN OF MERGER, dated as of June 2, 2001 (this "Agreement"), by and between BANK PLUS CORPORATION, a Delaware corporation (the "Company"), and FBOP Corporation, an Illinois corporation (the "Buyer").

                                   RECITALS:

   A. The Company is the parent of Fidelity Federal Bank, a federal savings bank (the "Bank"), and Buyer is a bank and thrift holding company.

   B. The Boards of Directors of the Company, the Bank and Buyer have determined that it is advisable and in the best interests of their respective stockholders for such entities to enter into a business combination upon the terms and subject to the conditions set forth herein.

   C. In furtherance of such combination, the respective Boards of Directors of the Company and Buyer have duly approved this Agreement, its execution and delivery, and the merger (the "Merger") of Buyer's wholly-owned subsidiary (the "Acquisition Sub" with and into the Company upon the terms and subject to the conditions set forth herein, and may thereafter cause the acquisition of the Bank by a financial institution subsidiary of Buyer (the "Financial Institution Sub" by means of a merger of the Bank with and into the Financial Institution Sub.

   D. Concurrently with the execution and delivery hereof, the Chairman of the Board and the Chief Executive Officer of the Company have delivered to Buyer their agreements to vote their shares of Common Stock of the Company in favor of the Merger at the meeting of stockholders of the Company.

                                   AGREEMENT:

   NOW, THEREFORE, in consideration of their mutual promises and obligations hereunder, the parties hereto adopt and make this Agreement and prescribe the terms and conditions hereof and the manner and basis of carrying it into effect, which shall be as follows:

                                   ARTICLE I.

                                 DEFINED TERMS

   Section 1.1. The following is a list of defined terms used in this Agreement and references to the Section and page numbers hereof in which such terms are defined:

       Defined Term                                                Section  Page
       ------------                                                -------  ----
       15% Stockholder............................................ 4.2       19
       Acquisition Proposal....................................... 5.1       24
       Acquisition Sub............................................ Recitals   1
       Agreement.................................................. Preamble   1
       Applicable Laws............................................ 4.2       17
       Bank Merger................................................ Recitals   1
       Bank....................................................... Recitals   1
       Buyer Disclosure Schedule.................................. 4.1       12
       Buyer Financial Statements................................. 4.3(f)    23
       Buyer Policy............................................... 5.14(b)   29
       Buyer Regulatory Authorities............................... 4.3       22
       Buyer...................................................... Preamble   1
       Certificate of Merger...................................... 2.1        3

       Defined Term                                                Section  Page
       ------------                                                -------  ----
       Certificate................................................ 2.3        4
       Closing Date............................................... 2.4        6
       Closing.................................................... 2.4        6
       Code....................................................... 2.3        6
       Company Board.............................................. 4.2       14
       Company Common Stock....................................... 4.2       13
       Company D&O Insurance...................................... 5.14(b)   29
       Company Filings............................................ 4.2       15
       Company Preferred Stock.................................... 4.2       13
       Company Stock Plan......................................... 2.5        6
       Company Stock.............................................. 4.2       13
       Company.................................................... Preamble   1
       Confidentiality Agreement.................................. 5.3       26
       Costs...................................................... 5.14(a)   29
       Covered Persons............................................ 5.14(b)   29
       Delaware Secretary......................................... 2.1        3
       DGCL....................................................... 2.1        3
       Disclosure Schedule........................................ 4.1       12
       Dissenting Shares.......................................... 2.6        7
       DOJ........................................................ 4.2       14
       Effective Date............................................. 8.1       36
       Effective Time............................................. 8.1       36
       Environmental Laws......................................... 4.2       19
       Escrow Account............................................. 2.2        4
       Escrow Agent............................................... 2.2        4
       Escrow Agreement........................................... 2.2        4
       Escrowed Funds............................................. 2.2        4
       Fairness Opinion........................................... 4.2       14
       FDIC....................................................... 4.2       13
       Financial Institution Sub.................................. Recitals   1
       FTC........................................................ 4.2       14
       GAAP....................................................... 3.2       10
       Governmental Authority..................................... 3.5       12
       HOLA....................................................... 4.2       12
       Indemnification Provisions................................. 5.14(a)   29
       Indemnified Party.......................................... 5.14(a)   29
       Liens...................................................... 4.2       14
       Material Adverse Effect.................................... 4.1       12
       Material Contracts......................................... 4.2       17
       Merger Consideration....................................... 2.3        4
       Merger..................................................... Recitals   1
       NASD....................................................... 4.2       14
       Option Consideration....................................... 2.5        6
       Optionholders.............................................. 2.3        4
       Options.................................................... 2.5        6
       Paying Agent............................................... 2.3        4
       Per Share Merger Consideration............................. 2.2        4
       Person..................................................... 4.2       19
       Proxy Statement............................................ 5.6       27
       Regulatory Authorities..................................... 4.2       16
       Requisite Regulatory Approvals............................. 6.1       30

       Defined Term                                                 Section Page
       ------------                                                 ------- ----
       Rights Agreement............................................  4.2     19
       Rights......................................................  4.2     13
       SEC.........................................................  4.2     14
       Significant Matters.........................................  6.2(g)  12
       State Regulator.............................................  5.8     28
       Stockholders................................................  2.3      4
       subsidiary..................................................  3.1      8
       Superior Proposal...........................................  5.1     24
       Surviving Company...........................................  2.1      3
       Tax Returns.................................................  4.2     21
       Tax.........................................................  4.2     20
       Taxes.......................................................  4.2     20
       Termination Date............................................  7.1     33
       Termination Fee.............................................  7.3     35

                                  ARTICLE II.

                                   THE MERGER

   Section 2.1. Structure of the Merger.

   (a) At the Effective Time (as defined below), subject to the satisfaction or waiver of the conditions set forth in Article VI, Acquisition Sub will merge with and into the Company, with the Company being the surviving company in the Merger (the "Surviving Company"), pursuant to the provisions of, and with the effect provided in, the Delaware General Corporation Law (the "DGCL"). The Merger shall be effected by the filing in the office of the Secretary of State of Delaware (the "Delaware Secretary") of a certificate of merger (the "Certificate of Merger") in accordance with the DGCL. The separate corporate existence of Acquisition Sub shall thereupon cease. The name of the Surviving Company shall be Bank Plus Corporation.

   (b) At the Effective Time, (i) the charter of the Surviving Corporation shall be amended to read as set forth on Exhibit A to the Certificate of Merger and (ii) the bylaws of Acquisition Sub in effect immediately prior to the Effective Time shall become the bylaws of the Surviving Company.

   (c) At the Effective Time, the directors and officers of Acquisition Sub shall become the directors and officers of the Surviving Company.

   Section 2.2. Merger Consideration.

   (a) By virtue of the Merger, automatically and without any action on the part of the Stockholders (as defined below), (i) each share of Company Common Stock (as defined below) issued and outstanding immediately prior to the Effective Time (other than shares as to which dissenters' rights are perfected under Section 262 of the DGCL and any shares of Company Common Stock that are owned by the Company or any direct or indirect wholly-owned subsidiary of the Company) shall become and be converted into the right to receive, in immediately available funds, the Per Share Merger Consideration (as defined below), (ii) each share of common stock of Acquisition Sub issued and outstanding immediately prior to the Effective Time shall become and be converted into one share of common stock of the Surviving Company and (iii) each share of Company Common Stock owned by the Company or any direct or indirect wholly-owned subsidiary of the Company shall be retired and canceled and no cash or other consideration shall be issued with respect thereto. For purposes of Section 2.2, "Per Share Merger Consideration" shall equal the sum of Seven Dollars and Twenty-Five Cents ($7.25) subject to increase pursuant to the last sentence of Section 7.1(g).

   (b) Buyer will deposit the sum of $5,000,000 (together with the additional sums that Buyer deposits pursuant to Section 7.1(g) and interest accrued or other earnings thereon, the "Escrowed Funds") with an escrow agent reasonably acceptable to Buyer and the Company (the "Escrow Agent") into an escrow account (the "Escrow Account") on or before three (3) business days after the date of this Agreement pursuant to the terms of the Escrow Agreement attached hereto as
Exhibit 2.2(b) subject to such changes as the Escrow Agent may reasonably request (the "Escrow Agreement"). The amount of the Escrowed Funds shall be delivered to the Paying Agent three (3) business days before the Effective Time unless previously paid to the Company pursuant to Section 7.1(g) of this Agreement.

   Section 2.3. Payment and Exchange Procedures.

   (a) At and after the Effective Time, each certificate (each a "Certificate") previously representing shares of Company Common Stock (other than Certificates representing Dissenting Shares (as defined below)) shall represent only the right to receive the Per Share Merger Consideration in respect of the number of shares represented by such certificate.

   (b) As of the Effective Time, Buyer shall have deposited, or caused to be deposited, with American Stock Transfer & Company (the "Paying Agent") (i) for the benefit of the holders of shares of Company Common Stock ("Stockholders"), for payment in accordance with this Section 2.3, the Per Share Merger Consideration multiplied by the total number of outstanding shares of Company Common Stock and (ii) for the benefit of holders of Options ("Optionholders"), for payment in accordance with Section 2.5, the aggregate Option Consideration (together with the amount described in (i) , the "Merger Consideration"). The amount of the Escrowed Funds delivered by the Escrow Agent to the Paying Agent pursuant to Section 2.2(b) shall be deemed deposited by the Buyer with the Paying Agent under this Section 2.3(b).

   (c) As soon as practicable after the Effective Time, but in any event within three business days following the Effective Time, Buyer shall cause the Paying Agent to:

     (i) mail to each holder of record of a Certificate or Certificates the following: (A) a letter of transmittal specifying that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Paying Agent, which shall be in a form and contain any other reasonable provisions as Buyer may determine; and (B) instructions for use in effecting the surrender of the Certificates in exchange for the applicable portion of the Merger Consideration. Upon the proper surrender of a Certificate to the Paying Agent, together with a properly completed and duly executed letter of transmittal, the holder of such Certificate shall be entitled to receive in exchange therefor the portion of the Merger Consideration which such holder has the right to receive in respect of the Certificate surrendered pursuant to the provisions hereof and the Certificate so surrendered shall forthwith be cancelled. In the event of a transfer of ownership of any shares of Company Common Stock not registered in the transfer records of the Company, the applicable portion of the Merger Consideration may be issued to the transferee if the Certificate representing such Company Common Stock is presented to the Paying Agent, accompanied by documents sufficient, in the reasonable discretion of Buyer and the Paying Agent, (1) to evidence and effect such transfer and (2) to evidence that all applicable stock transfer taxes have been paid; and

     (ii) deliver to each Optionholder listed on a schedule to be provided by the Company to Buyer and the Paying Agent on or before the Effective Time the Option Consideration set forth next to such Optionholder's name on such schedule in accordance with Section 2.5, against such documents as the Company may reasonably determine.

   (d) From and after the Effective Time, there shall be no transfers on the stock transfer records of the Company of any shares of Company Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, certificates are presented to Buyer or the Surviving Company, such Certificates shall be canceled and exchanged for the portion of the Merger Consideration deliverable in respect thereof pursuant to this Agreement in accordance with the procedures set forth in this Section 2.3.

   (e) Any portion of the aggregate Merger Consideration that remains unclaimed for one year after the Effective Time shall be delivered by the Paying Agent to Buyer. Any Stockholders or Optionholders who have not theretofore complied with this Section 2.3 shall thereafter look only to Buyer for payment of their Merger Consideration deliverable in respect of each share of Company Common Stock or Option held by such person as determined pursuant to this Agreement. If outstanding Certificates are not surrendered or payments hereunder not claimed prior to the date on which such payments would otherwise escheat to or become the property of any governmental unit or agency, the unclaimed items shall, to the extent permitted by abandoned property and any other Applicable Law (as defined below), become the property of Buyer (and to the extent not in its possession shall be paid over to it), free and clear of all claims or interest of any Person (as defined below) previously entitled to such claims. Notwithstanding the foregoing, to the fullest extent permitted by Applicable Law, none of Buyer, the Surviving Company, the Paying Agent or any other Person shall be liable to any former Stockholder or Optionholder for any amount delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

   (f) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and, if required by the Paying Agent, the posting by such Person of a bond in such amount as the Paying Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Paying Agent will pay in exchange for such lost, stolen or destroyed Certificate the portion of the Merger Consideration deliverable in respect thereof pursuant to this Agreement.

   (g) Buyer or the Surviving Company shall be entitled to deduct and withhold from the portion of the Merger Consideration otherwise payable pursuant to this Agreement to any Stockholder or Optionholder such amounts as Buyer or the Surviving Company is required to deduct and withhold with respect to the making of such payment under the Internal Revenue Code of 1986, as amended (the "Code"), or any provision of state, local or foreign tax law.

   (h) The Per Share Merger Consideration shall be adjusted proportionately for any stock splits, stock dividends, subdivisions, reclassifications or any other combinations, divisions or similar change in the Company's capitalization after the date hereof and which occurs or which has a record date prior to the Effective Time of the Merger. If shares of Company Common Stock are issued pursuant to the Rights Agreement, then (i) the Per Share Merger Consideration shall be adjusted as follows: the sum of: (A) the aggregate Per Share Merger Consideration payable in respect of all shares of Company Common Stock outstanding immediately prior to such issuances plus (B) the amount of any monetary consideration received by the Company in respect of such issuances, shall be divided by the number of shares of Company Common Stock outstanding after such issuances to arrive at the adjusted Per Share Merger Consideration, and (ii) the Option Consideration shall be appropriately adjusted by the number of shares of Company Common Stock issuable upon exercise of all Options after giving effect to the issuance of shares of Company Common Stock pursuant to the Rights Agreement (such that each Optionholder shall receive not less than what such Optionholder would have received prior to the issuance of such shares pursuant to the Rights Agreement).

   Section 4. The Closing. Upon satisfaction or satisfactory waiver of all conditions set forth in Article VI of this Agreement, the closing (the "Closing"of the Merger shall take place at the offices of Gibson, Dunn & Crutcher, 333 South Grand Avenue, Los Angeles, California 90071 at 9:00 a.m. on the Effective Date, or such other place, time and date as Buyer and the Company may mutually agree (the "Closing Date").

   Section 2.5. Stock Options. The Company shall take appropriate action such that at the Effective Time each option, warrant or other right granted pursuant to the Company's Stock Option and Equity Incentive Plan (the "Company Stock Plan") that is outstanding and unexercised immediately prior to the Effective Time ("Options") shall be canceled by the Company in consideration of the right to receive payment pursuant to Section 2.3(c)(ii) by each such Optionholder of an aggregate amount in cash equal to the positive difference, if any, of (a) the product of (i) the Per Share Merger Consideration multiplied by (ii) the number of shares of Company Common Stock as to which such Option is exercisable, minus (b) the aggregate exercise price of such Option (such positive difference, the "Option Consideration"). The foregoing calculation shall be made independently for each agreement granting an Option and, to the extent that the exercise price of any Option is greater than the Per Share Merger Consideration, the Option Consideration payable on account of another Option agreement shall not be offset thereby. At the Effective Time, each Option and the Company Stock Plan shall terminate and be of no further force or effect, and any rights thereunder to purchase shares of Company Common Stock shall also terminate and be of no further force or effect.

   Section 2.6. Conversion of Shares of Dissenting Common Stock. The Company shall give Buyer prompt notice upon receipt by the Company of any written demands for appraisal rights, withdrawal of such demands and any other documents received or instruments served pursuant to Section 262 of the DGCL and shall give Buyer the opportunity to direct all negotiations and proceedings with respect to such demands. The Company shall not voluntarily make any payment with respect to such demands for appraisal rights and shall not, except with the prior written consent of Buyer, settle or offer to settle such demands. If any holders of shares of Company Common Stock dissent from the Merger and exercise and perfect the right to obtain valuation of and payment for their shares of Company Common Stock (the "Dissenting Shares") under the provisions of said Section, then (a) the Dissenting Shares will be deemed for all purposes to have been retired and canceled automatically immediately prior to the consummation of the Merger, with the effect that such shares will not be exchanged for the Merger Consideration pursuant to Section 2.2 hereof and (b) all payments to be made to the holders of such Dissenting Shares will be made directly by Buyer.

                                  ARTICLE III.

                           CONDUCT PENDING THE MERGER

   Section 3.1. Conduct of the Company's Business Prior to the Effective
Time. During the period from the date of this Agreement to the Effective Time, and except as (a) contemplated by this Agreement, (b) required by Applicable Law, (c) necessary to be consistent with prudent banking practice or (d) set forth on Section 3.1 of the Company Disclosure Schedule (as defined below), the Company shall, and shall cause each of its subsidiaries (as defined below) to, unless Buyer shall give its prior written consent (which consent shall not be unreasonably withheld or delayed and shall in any event be deemed to have been given if, within five (5) business days after receipt by Buyer of a written notice from the Company of the Company's intention to act contrary to any one of the covenants set forth in this Section 3.1, Buyer shall not have given written notice to the Company of Buyer's objection to such action):

     (i) conduct its business and maintain its books and records in the usual, regular and ordinary course in all material respects, in conformity with (A) prudent banking practice, (B) any orders or directives issued by the Office of Thrift Supervision ("OTS") as in effect on the date hereof, copies of which have been made available to Buyer and (C) Applicable Law, except for any failure to comply with any such Applicable Law that would not have a Material Adverse Effect on the Company (as defined below);

     (ii) use commercially reasonable efforts consistent with this Agreement to maintain and preserve intact its present business organization and to maintain and preserve its relationships and goodwill with account holders, borrowers, employees and others having business relationships with the Company or its subsidiaries;

     (iii) use commercially reasonable efforts to keep in full force and effect all of its material permits and licenses;

     (iv) use commercially reasonable efforts to maintain insurance coverage at least substantially equivalent to that now in effect on its business operations and all properties which it owns or leases;

     (v) perform its material contractual obligations and not become in material default on any such obligations, except where the failure to perform such obligations or where being in such default would not have a Material Adverse Effect on the Company;

     (vi) maintain its assets and properties in good condition and repair, except for normal wear and tear and for changes in the ordinary course of business, consistent with past practice;

     (vii) promptly notify Buyer regarding receipt from any tax authority of any notification of (A) the commencement of an audit, (B) a request to extend the statute of limitations, (C) a statutory notice of deficiency,
  (D) a revenue agent's report, (E) a proposed assessment, (F) any other similar notification of potential adjustments or (G) any collection enforcement activity by any tax authority with respect to tax liabilities of the Company, or any of its subsidiaries; and

     (viii) make available to Buyer monthly unaudited consolidated balance sheets and consolidated income statements of the Company within twenty-five
  (25) days after the close of each calendar month.

   As used in this Agreement, the word "subsidiary" when used with respect to any party means any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes. Unless the context otherwise so requires, any reference to the subsidiaries of the Company is deemed to include the Bank and its subsidiaries.

   Section 3.2. Forbearance by the Company. During the period from the date of this Agreement to the Effective Time, and except as (a) contemplated by this Agreement, (b) required by Applicable Law, (c) necessary to be consistent with prudent banking practice or (d) set forth in Section 3.2 of the Company Disclosure Schedule, the Company shall not, and shall not permit any of its subsidiaries to, without the prior written consent of Buyer (which consent shall not be unreasonably withheld or delayed, and shall in any event be deemed to have been given if, within five (5) business days (or in the case of Section 3.2(ix) below, two (2) business days) after receipt by Buyer of a written notice from the Company of the Company's intention to act contrary to any one of the covenants set forth in this Section 3.2, Buyer shall not have given written notice to the Company of Buyer's objection to such action), do any of the following:

     (i) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other Person other than overnight borrowings from the Federal Home Loan Bank and federal funds purchased or securities sold under agreements to repurchase;

     (ii) change the number of shares of its authorized or issued capital stock or issue, grant or amend any option, warrant, call, commitment, subscription, right to purchase or agreement of any character relating to the authorized or issued capital stock of the Company or its subsidiaries, or any securities convertible into shares of any such stock, or split, combine or reclassify any shares of its capital stock, or declare, set aside or pay any dividend, or other distributions (whether in cash, stock or property or any combination thereof) in respect of the capital stock of the Company or redeem or purchase or otherwise acquire any shares of such capital stock or any securities or obligations convertible into or exchangeable for any shares of its capital stock, or liquidate, sell, transfer, assign, encumber or otherwise dispose of any shares of capital stock of the Company or its subsidiaries, except for (i) the Company's issuance of (A) Company Common Stock pursuant to the Company Stock Plan and
  (B) Company Stock pursuant to the Rights (as defined in Section 4.2(b)) and
  (ii) the amendment of the terms of the Bank Preferred Stock to provide that the shares of Bank Preferred Stock will be converted at or prior to the consummation of the Merger into the right to receive cash. Notwithstanding anything to the contrary, subject to Applicable Law, the Bank can pay quarterly dividends of $1,304,100 on its preferred stock and $250,000 on its common stock and any other wholly-owned subsidiaries may pay dividends to the Company;

     (iii) other than in the ordinary course of business consistent with past practice, sell, transfer, mortgage, encumber or otherwise dispose of any of its material properties, leases or assets to any Person, or cancel, release or assign any material indebtedness of any Person, except pursuant to contracts or agreements in force at the date of this Agreement and except in connection with any loan workouts;

     (iv) enter into, renew or amend any employment agreement with any employee or director, voluntarily accelerate the vesting of any compensation or benefit or increase, in any manner, the compensation or fringe benefits of any of its employees or directors (except normal increases and discretionary performance bonuses, in the ordinary course of business, consistent with past practices of the Company, or additional retention arrangements, not to exceed $500,000 in the aggregate, for employees ranking below the rank of Executive Vice President), or create or institute, or make any payments pursuant to, any severance plan, bonus plan, incentive compensation plan or package, or pay any pension or retirement allowance not required by any existing plan or agreement to any such employees or directors, or become a party to, amend or commit itself to, or otherwise establish any trust or account related to, any Plan (as defined below), with or for the benefit of any employee, other than any amendment to any Plan required by Applicable Law (provided that the Company shall use its commercially reasonable efforts to minimize the cost of any such amendment as permitted under such Applicable Law);

     (v) other than in the ordinary course of business consistent with past practice, make any investment either by purchase of stock or securities, contributions to capital, property transfers or purchase of any property or assets of any Person; provided, however, that no investment or series of related investments shall be made in an amount in excess of $100,000 except for (A) securities which would be reported under the caption "cash and cash equivalents" on the Company's consolidated statement of financial condition, (B) investment-grade mortgage-backed securities having the rating of AAA from either Standard & Poor's Corporation or Moody's Investors Service, Inc., (C) securities issued by the Federal National Mortgage Association, Federal Home Loan Mortgage Corporation and the Government National Mortgage Association or (D) foreclosures or acquisitions in satisfaction of debts outstanding to the Company or its subsidiaries; provided further, however, that in no event shall the Company or any of its subsidiaries make any acquisition of equity securities or business operations without Buyer's prior written consent;

     (vi) enter into, renew, terminate or materially amend any material contract or agreement, or make any material change in any of its material contracts or agreements, other than any: (A) loan or deposit agreements made in the ordinary course of business or (B) contract or other agreement involving aggregate payments of $100,000 or less per annum;

     (vii) settle any claim, action or proceeding involving any liability of the Company or any of its subsidiaries for money damages in excess of $100,000, exclusive of contributions from insurers, or involving material restrictions upon the business or operations of the Company or any of its subsidiaries, other than settlements of any Significant Matters (as defined below) set forth on Section 4.1(b) of the Company Disclosure Schedule in an aggregate amount not to exceed $5,000,000;

     (viii) except in the ordinary course of business (including in connection with any loan work-outs), waive or release any material right or collateral or cancel or compromise any extension of credit or other debt or claim;

     (ix) make, renegotiate, renew, increase, extend or purchase any loan, lease (credit equivalent), advance, credit enhancement or other extension of credit, or make any commitment in respect of any of the foregoing, except for (A) loans, advances or commitments in each instance in amounts (exclusive of participations by third parties) less than $4,000,000, if secured by real estate, or $25,000, if unsecured, or (B) loans made pursuant to commitments made by the Company prior to the date hereof;

     (x) change its method of accounting as in effect at December 31, 2000, except as required by changes in generally accepted accounting principles ("GAAP"s concurred in by the Company's independent auditors, or as required by regulatory accounting principles, regulatory requirements or Applicable Laws;

     (xi) enter into any new lines of business materially different from the lines of business that they conduct on the date hereof, or cease to conduct any material lines of business that it conducts on the date hereof, or conduct any material business activity not consistent with past practice;

     (xii) amend its charter, bylaws or other similar governing documents;

     (xiii) make any capital expenditure which exceeds (A) $100,000 per project or related series of projects or (B) $500,000 in the aggregate;

     (xiv) grant or commit to grant any extension of credit or amend the terms of any such credit outstanding on the date hereof to any executive officer, director or holder of ten percent (10%) or more of the outstanding Company Common Stock, or any affiliate of such Person, if such credit would exceed $100,000 (other than in the ordinary course, consistent with past practice, including pursuant to the Bank's existing employee home loan program);

     (xv) materially change any of the Company's or the Bank's basic policies and practices or any other material aspect of the Company's business or operations on a consolidated basis;

     (xvi) grant any Person a power of attorney or similar authority, other than in the ordinary course of business;

     (xvii) take title to any non-residential real property without obtaining a prior Phase I environmental report;

     (xviii) execute Form 870-AD or comparable document agreeing to the finality of any audit, examination or other proceeding with respect to any federal or state income tax liability of the Company or any of its subsidiaries;

     (xix) merge or consolidate with any other Person or acquire any capital stock of or other equity interest in any Person or create any subsidiary;

     (xx) make application for the opening, relocation or closing of any, or open, relocate or close any, branches, except the sale of the Mall of America branch and the closing of the Corona Del Mar branch;

     (xxi) sell or enter into any agreement to sell any credit card receivables (including, but not limited to, charged-off accounts);

     (xxii) engage or participate in any material transaction or incur or sustain any material obligation not in the ordinary course of business; or

     (xxiii) agree to, or make any commitment to, take any of the actions prohibited by this Section 3.2.

   Section 3.3. Cooperation. Except in any case as may be required by Applicable Law or the provisions of this Agreement, each of the Company, Acquisition Sub and Buyer shall not take, cause to be taken or agree or make any commitment to take any action: (a) that is intended or may reasonably be expected to cause any of its representations or warranties set forth in
Article IV hereof not to be true and correct or (b) that is inconsistent with or prohibited by Article III.

   Section 3.4. Conduct by Buyer Prior to the Effective Time. Except as expressly provided in this Agreement, during the period from the date of this Agreement to the Effective Time, Buyer shall (a) promptly (and in any event prior to the mailing of the Proxy Statement (as defined below)), form Acquisition Sub as a Delaware corporation and qualify Acquisition Sub in any jurisdiction other than the State of Delaware in which qualification is necessary or advisable in order to consummate the Merger and cause it to become a party hereto, (b) in a timely manner, cause Acquisition Sub to take all actions necessary or appropriate to effect or facilitate the transactions contemplated by this Agreement, (c) except as required by Applicable Law, not take any action which would reasonably be expected to adversely affect or delay the ability of Buyer, Acquisition Sub or the Company to obtain any necessary approvals, consents or waivers of any court, administrative agency, commission or other federal, state or local governmental authority or instrumentality (each, a "Governmental Authority") required for the transactions contemplated by this Agreement or to perform its covenants or agreements on a timely basis under this Agreement and (d) not agree to, or make any commitment to, take any of the actions prohibited by this Section 3.4.

                                  ARTICLE IV.

                         REPRESENTATIONS AND WARRANTIES

   Section 4.1. Disclosure Schedules; Material Adverse Effect.

   (a) On or prior to the date hereof, Buyer has delivered to the Company a schedule (the "Buyer Disclosure Schedule") and the Company has delivered to Buyer a schedule (the "Company Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 4.2 or 4.3 or to one or more of its covenants contained in Article III or V; provided, that the mere inclusion of an item in the Buyer Disclosure Schedule or the Company Disclosure Schedule shall not be deemed an admission by a party that such item was required to be disclosed therein or was otherwise material. Any item disclosed on a party's Disclosure Schedule with respect to one or more provisions of this Agreement shall (unless otherwise indicated) also be deemed to be disclosed with respect to any other provision of this Agreement to the extent necessary to prevent a breach of any representation, warranty or covenant made by such party in such other provision.

   (b) As used in this Agreement, the term "Material Adverse Effect" means an effect that (i) is material and adverse to the business, financial condition or results of operations of the relevant party hereto and its subsidiaries taken as a whole or (ii) is material and adverse to the ability of the relevant party to consummate the Merger or to perform its material obligations hereunder; provided, however, that a Material Adverse Effect shall not be deemed to have occurred as a result of any (A) changes in general or regional economic conditions (including interest rates), (B) acts or omissions permitted or contemplated hereby or taken with the prior written consent or upon the written request of the other party hereunder or (C) changes in Applicable Law or GAAP;
(D) any settlement payments or judgments aggregating up to $5 million resulting from the litigation or arbitration matters identified on Section 4.1(b) of the Company Disclosure Schedule as "Significant Matters;" (E) the pendency of any of the Significant Matters at the Effective Time of the Merger; or (F) reasonable costs and expenses incurred by the Company or the Bank in transactions outside the ordinary course of business contemplated by this Agreement.

   Section 4.2. Representations and Warranties of the Company. Subject to
Section 4.1 and except as disclosed in the Company Disclosure Schedule, the Company hereby represents and warrants to Buyer as follows:

   (a) Organization and Standing. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware and is registered as a savings and loan holding company under the Home Owners Loan Act of 1933, as amended, and applicable regulations thereunder ("HOLA"). The Bank is a federal savings bank duly organized, validly existing and in good standing under the laws of the United States and is authorized by the OTS to conduct a federal savings bank business. The Bank is a member in good standing of the Federal Home Loan Bank of San Francisco. Each of the Company's subsidiaries is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization. The Certificate of Incorporation, Articles of Incorporation or Federal Stock Charter, as applicable, and bylaws of each of the Company and its subsidiaries, all as amended to date, are in full force and effect. The Bank's deposits are insured by the Federal Deposit Insurance Corporation (the "FDIC") in the manner and to the fullest extent provided by law. Neither the scope of the business of the Company or any of its subsidiaries, nor the location of any of their respective properties requires that the Company or any of its subsidiaries be qualified or licensed to do business in any jurisdiction other than the States of California and Minnesota where the failure to be so qualified or licensed would, individually or in the aggregate, have a Material Adverse Effect.

   (b) Company Stock. As of the date hereof, the authorized capital stock of the Company consists solely of (i) 78,500,000 shares of the Company's common stock, par value $0.01 per share ("Company Common

Stock"), of which 19,476,696 shares are outstanding, and (ii) 10,000,000 shares of the Company's preferred stock, par value $0.01 per share ("Company Preferred Stock," and together with Company Common Stock, "Company Stock"), of which none are outstanding. Up to an additional 1,783,000 shares of Company Common Stock may be issued upon exercise or conversion of outstanding Rights (as defined below). As of the date hereof, no shares of Company Common Stock and no shares of Company Preferred Stock were held in treasury by the Company or otherwise owned by the Company or its subsidiaries. The outstanding shares of Company Common Stock have been validly issued and are fully paid and nonassessable (subject to statutory obligations of holders, if any) and subject to no preemptive rights. Section 4.2(b)(i) of the Company Disclosure Schedule sets forth, as of the date hereof, all shares of Company Stock reserved for issuance, outstanding options, calls or commitments relating to shares of Company Stock or any outstanding securities, obligations or agreements convertible into or exchangeable for, or giving any Person any right (including, without limitation, preemptive rights) to subscribe for or acquire, any shares of Company Stock (collectively, "Rights").

   (c) Subsidiaries.

     (i) (A) Section 4.2(c) of the Company Disclosure Schedule sets forth a complete list of all of the direct and indirect subsidiaries of the Company, together with the jurisdiction of organization of each such subsidiary, the authorized shares of capital stock, and the number of shares of capital stock outstanding, and, to the extent owned by the Company or one of its subsidiaries, what entity owns such stock; (B) the Company owns, directly or indirectly, all the issued and outstanding securities of each of its subsidiaries; (C) no equity securities of any of its subsidiaries are or may become required to be issued (other than to the Company or its subsidiaries) by reason of any option, call, commitment, convertible security or otherwise; (D) there are no contracts, commitments, understandings, or arrangements relating to rights of the Company or any of its subsidiaries to vote or to dispose of such securities; and (E) all the securities of each subsidiary held by the Company or its subsidiaries have been validly issued and are fully paid and nonassessable (subject to statutory obligations of holders, if any) and are owned by the Company or its subsidiaries free and clear of any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance (excluding restrictions imposed by Applicable Law) (collectively, "Liens"). Each subsidiary is an investment permitted pursuant to HOLA for a unitary savings and loan holding company and, for those subsidiaries owned by the Bank, for a federal savings association or its subsidiaries.

     (ii) The Company does not own, beneficially, directly or indirectly, any equity securities or similar interests of any Person (other than in a fiduciary capacity or in connection with the foreclosure of security interests or as a result of similar enforcement remedies in connection with loans made in the ordinary course of business), or any interest in a partnership or joint venture of any kind, other than in its subsidiaries. Except for its ownership of the Bank, the Company does not own any stock or equity interest in any depository institution (as defined in 12 U.S.C.
  (S)1813(c)(1)).

   (d) Powers. The Company and each of its subsidiaries has the corporate or trust power and authority to carry on their respective businesses as they are now being conducted and to own all their properties and assets. The Company has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

   (e) Corporate Authority. Subject to receipt of the requisite approval of the Merger and this Agreement by the holders of a majority of the outstanding shares of the Company Common Stock entitled to vote thereon (which are the only stockholder votes required thereon with respect to the Company), this Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of the Company on or prior to the date hereof. This Agreement is, and the Certificate of Merger will be, upon due execution and delivery by the respective parties thereto, valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles. The Company's Board of Directors (the "Company Board") has directed that this Agreement and the transactions hereby be submitted to the Stockholders for approval (within the meaning of Section 251 of the DGCL) at a meeting of such Stockholders. The Company

Board has received the written opinion of Sandler O'Neill to the effect that, as of the date hereof, the Merger Consideration is fair to the holders of Company Common Stock from a financial point of view (the "Fairness Opinion").

   (f) Approvals; No Defaults.

     (i) No consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by the Company or any of its subsidiaries in connection with the execution, delivery or performance by the Company of this Agreement or to consummate the Merger, except for (A) filings and approvals of applications with and by the OTS, the National Association of Securities Dealers, Inc. (the "NASD"), the Department of Justice (the "DOJ"), the Federal Reserve Board, the Federal Trade Commission (the "FTC"and the FDIC, (B) filings with the Securities and Exchange Commission (the "SEC") and state securities authorities, and
  (C) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL.

     (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, expiration of related waiting periods and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination or cancellation under, any law, rule or regulation or any judgment, decree, writ, injunction, statute, order, governmental permit or license, or note, bond, mortgage, agreement, indenture or instrument of the Company or any of its subsidiaries or to which the Company or any of its subsidiaries or properties or assets is subject or bound, (B) constitute a breach or violation of, or a default under, the Company's or the Bank's charter or bylaws or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, writ, injunction, statute, order, governmental permit or license, note, bond, mortgage, agreement, indenture or instrument, except in each case, for such matters as would not constitute a Material Adverse Effect on the Company. To the knowledge of the Company, there is no reason (specific to the Company or any of its subsidiaries) that may cause any Governmental Authority to deny or withhold any consent or approval required to be obtained in connection with the transactions contemplated by this Agreement, including but not limited to, the Merger, other than such matters, if any, as have been disclosed in the Company Disclosure Schedule or in the Company SEC Filings (as defined below) filed between December 31, 2000 and the date hereof.

   (g) Financial Reports and SEC Documents.

     (i) The Company and its subsidiaries have filed all reports, returns, registrations and statements (such reports and filings referred to as "Company Filings"), together with any amendments required to be made with respect thereto, that were required to be filed with (A) the SEC, (B) the OTS, (C) the FDIC and (D) any other applicable Governmental Authority, including taxing authorities, except where the failure to file such reports, returns, registrations or statements would not constitute a Material Adverse Effect on the Company. As of their respective dates, each of such Company Filings (1) complied in all material respects with all laws and regulations enforced or promulgated by the Governmental Authority with which it was filed (or was amended so as to be in compliance promptly following discovery of any such noncompliance) and (2) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

     (ii) Each of the consolidated balance sheets contained in or incorporated by reference into any of the Company Filings (including the related notes and schedules thereto) fairly presents the consolidated financial position of the Company and its subsidiaries as of its date, and each of the consolidated statements of income and changes in stockholders' equity and cash flows or equivalent statements in the Company Filings (including any related notes and schedules thereto) fairly presents the consolidated results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of the Company and its subsidiaries for the periods to which they relate, in each case in accordance with GAAP, as applicable, consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments and the lack of complete footnote disclosure in the case of unaudited statements.

     (iii) Except as set forth in the Company Filings filed with the SEC (the "Company SEC Filings") between December 31, 2000 and the date hereof, since December 31, 2000, the Company and its subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice (other than (A) liabilities with respect to expenses and charges related to this Agreement and the transactions contemplated hereby,
  (B) liabilities which are not required to be reflected in a balance sheet prepared in accordance with GAAP and (C) liabilities that, in the aggregate, are not material to the Company and its subsidiaries taken as a whole).

     (iv) Except as set forth in the Company SEC Filings filed between December 31, 2000 and the date hereof, since December 31, 2000, the Company and its subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of liabilities with respect to expenses and charges related to this Agreement and the transactions contemplated hereby) and no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events, constitutes a Material Adverse Effect on the Company.

   (h) Litigation. Except as set forth in the Company SEC Filings filed between December 31, 2000 and the date hereof, there is no private or governmental suit, claim, action or proceeding (other than those arising in the ordinary course of business in connection with loan workouts or assumptions) pending, nor to the Company's knowledge threatened, against the Company or any of its subsidiaries or, to the Company's knowledge, against any of their respective directors, officers or employees relating to the performance of their duties in such capacities or against or affecting any properties of the Company or its subsidiaries that, if adversely determined, would have a Material Adverse Effect on the Company. Except as disclosed in the Company SEC Filings filed between December 31, 2000 and the date hereof, there are no material judgments, decrees, stipulations or orders against the Company or its subsidiaries or enjoining any of them or, to the knowledge of the Company, any of their respective directors, officers or employees in respect of, or the effect of which is to prohibit, any business practice or the acquisition of any property or the conduct of business in any area.

   (i) Regulatory Matters.

     (i) Except as set forth in the Company SEC Filings filed between December 31, 2000 and the date hereof, neither the Company nor any of its subsidiaries or properties is a party to or is subject to any currently effective order, decree, agreement, memorandum of understanding or similar arrangement with, or any currently effective commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OTS and the FDIC) or the supervision or regulation of the Company or any of its subsidiaries (collectively, the "Regulatory Authorities") which would have a Material Adverse Effect on the Company.

     (ii) Neither the Company nor any of its subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

   (j) Compliance with Laws. The Company and each of its subsidiaries:

     (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting their respective businesses ("Applicable Laws"), including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory lending or other business practices, except for any such non-compliance that, individually or in the aggregate, do not constitute a Material Adverse Effect on the Company;

     (ii) has made all filings, applications and registrations with all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses substantially as presently conducted, except in each case as does not constitute a Material Adverse Effect on the Company; and

     (iii) has not received any outstanding notification or communication from any federal or state (not including local) Governmental Authority (A) asserting that the Company or any of its subsidiaries is not in compliance with, or may not be in compliance with, any Applicable Law that such federal or state (not including local) Governmental Authority enforces or
  (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to the Company's knowledge, do any grounds for any of the foregoing exist).

   (k) Material Contracts; Defaults. Except as set forth in Section 4.2(k) of the Company Disclosure Schedule and except for those agreements and other documents filed as exhibits (the "Material Contracts") to the Company SEC Filings, neither the Company nor any of its subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by the Company or any of its subsidiaries. Neither the Company nor any of its subsidiaries is in default in any material respect under any Material Contract or under any other contract if such default constitutes a Material Adverse Effect on the Company, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

   (l) No Brokers. No action has been taken by the Company that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a fee to be paid to Sandler O'Neill which fee is payable solely by the Company.

   (m) Employee Benefit Plans.

     (i) Section 4.2(m) of the Company Disclosure Schedule sets forth a true and complete list of each employee benefit plan, as defined in Section 3(3) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA") and each other plan, arrangement and agreement providing employee benefits (collectively, the "Plans"), that covers current or former employees of the Company or any subsidiary or affiliate and is presently maintained by the Company or any subsidiary or any affiliate thereof or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), which together with the Company would be deemed a "single employer" within the meaning of Section 4001 of ERISA. Except as disclosed on Section 4.2(m) of the Company Disclosure Schedule, none of the Plans is a "multiemployer plan," as defined in Section 3(37) of ERISA. The Company has delivered or made available to Buyer: copies of all such Plans; any related trust agreements, group annuity contracts, insurance policies or other funding agreements or arrangements relating thereto; the most recent determination letter, if any, from the Internal Revenue Service with respect to each of the Plans which is subject to ERISA ("ERISA Plans"); actuarial valuations, if applicable, for the most recent plan year or which such valuations are available; the current summary plan descriptions; and the annual return/report on Form 5500 and summary annual reports for each of the Plans for each of the last three years.

     (ii) Except as disclosed on Section 4.2(m) of the Company Disclosure Schedule, each of the ERISA Plans is in compliance in all material respects with all applicable provisions of law, including the Code and ERISA and neither the Company or any ERISA Affiliate currently maintains or sponsors a defined benefit pension plan as defined in Section 414(j) of the Code and neither the Company nor any ERISA Affiliate has ever maintained or sponsored any such plan that could give rise to a liability against the Company or any subsidiary.

     (iii) Except as disclosed on Section 4.2(m) of the Company Disclosure Schedule, the written terms of each of the Plan, and any related trust agreement, group annuity contract, insurance policy or other funding arrangement are in compliance with all applicable laws in all material respects including ERISA, the Code, and the Age Discrimination in Employment Act, as applicable, and each of such Plans has been administered in substantial compliance with such requirements.

     (iv) Except with respect to income taxes on benefits paid or provided, no income, excise or other tax or penalty (federal or state) has been waived or excused, has been paid or is owed by any Person (including, but not limited to, any Plan, any Plan fiduciary, the Company and ERISA Affiliates) with respect to the operations of, or any transactions with respect to, any Plan. No action has been taken, nor has there been any failure to take any action, nor is any action or failure to take action contemplated, that would subject any person or entity to any material liability for any tax or penalty in connection with any Plan. No reserve for any taxes or penalties has been established with respect to any Plan, nor has any advice been given to any person with respect to the need to establish such a reserve.

     (v) There are no (A) actions, suits, arbitrations or claims (other than routine claims for benefits), (B) legal, administrative or other proceedings or governmental investigations or audits or (C) complains to or by any governmental entity, which are pending, anticipated, or to the Company's best knowledge, threatened, against the Plans or their assets.

     (vi) The present value of the future cost to the Company and ERISA Affiliates of post-retirement medical benefits that the Company or any ERISA Affiliate is obligated to provide, calculated on the basis of actuarial assumptions the Company considers reasonable estimates of future experience and which have been provided to Acquisition, does not exceed the amount specified in Schedule 2(m)(vi) hereto.

     (vii) Neither the Company or any ERISA Affiliate, nor any of the ERISA Plans, nor any trust created thereunder, nor any trustee or administrator thereof has engaged in a transaction in connection with which the Company or any ERISA Affiliate, any of the ERISA Plans, any such trust, or any trustee or administrator thereof, or any party dealing with the ERISA Plans or any such trust could be subject to either a civil penalty assessed pursuant to Section 409 or 502(i) of ERISA or a tax imposed pursuant to
  Section 4975 or 4976 of the Code. Neither the Company nor any ERISA Affiliate is, or, as a result of any actions, omissions, occurrences or state or facts existing prior to the Effective Time, may become liable for any tax imposed under Section 4978 of the Code.

   (n) Labor Matters. Neither the Company nor any of its subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is the Company or any of its subsidiaries the subject of a proceeding asserting that it or any such subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel the Company or any such subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other material labor dispute or disputes involving it or any of its subsidiaries pending or, to the Company's knowledge, threatened, nor is the Company aware of any activity involving any employee of the Company or any of its subsidiaries seeking to certify a collective bargaining unit or engaging in other organizational activity.

   (o) Rights Agreement. The Company has taken all action necessary to ensure that the entering into of this Agreement will not enable or require the Company's Rights issued under the Amended and Restated Rights Agreement, dated as of March 26, 1999, between the Company and American Stock Transfer & Trust Company, as Rights Agent (the "Rights Agreement") to be exercised, distributed or triggered or cause Buyer to become an "15% Stockholder" (as defined in the Rights Agreement).

   (p) Environmental Matters. To the knowledge of the Company, neither the conduct, participation in management nor operation by the Company or its subsidiaries nor any condition of any property presently or previously owned, leased, managed (including participation in management) or operated by any of them (including, without limitation, in a fiduciary or agency capacity) violates or violated in any material respect any applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts (collectively, "Environmental Laws") that would constitute a Material Adverse Effect on the Company and that is not reflected in the consolidated financial statements of the Company. Neither the Company nor any of its subsidiaries has received any notice from any individual, corporation, partnership, limited liability company, association, trust, unincorporated organization or other legal entity (each, a "Person") that the Company or its subsidiaries or the operation or condition of any property ever owned, leased, managed (including participation in management), operated or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have any material liability under any Environmental Law, which would constitute a Material Adverse Effect and is not reflected in the consolidated financial statements of the Company.

   (q) Tax Matters.

     (i) (A) The Company and its subsidiaries have prepared in good faith and duly and timely filed all Tax Returns (as defined below) that they were required to file, and all such Tax Returns are complete and accurate in all material respects; (B) the Company and its subsidiaries have paid in full all Taxes (as defined below) shown on such Tax Returns (including interest and penalties) or have provided adequate reserves for any such Taxes in the financial statements of the Company in accordance with generally accepted accounting principles, except for such Taxes as could not reasonably be expected to be material to the Company and its subsidiaries, taken as a whole; (C) there are no pending or, to the knowledge of the Company, threatened audits, examinations, assessments or proposed assessments of a deficiency, or refund litigation with respect to any Taxes of the Company or its subsidiaries, except as could not, individually or in the aggregate, constitute a Material Adverse Effect; (D) all Taxes, interest, additions and penalties due with respect to completed and settled examinations or concluded litigation relating to Taxes of the Company or its subsidiaries have been paid in full or adequate provision has been made for any such Taxes (in accordance with generally accepted accounting principles) on the financial statements of the Company; and (E) neither the Company nor its subsidiaries has executed an extension or waiver of any statute of limitations on the assessment or collection of any Tax due that is currently in effect.

     (ii) (A) No Liens or other security interests have been imposed on any assets of the Company or its subsidiaries in connection with any failure (or alleged failure) to pay any Tax, except for such liens and security interests that are not, individually or in the aggregate, material to the Company and its subsidiaries or that have arisen with respect to Taxes that are not yet due and payable; (B) neither the Company nor any of its subsidiaries is a party to any tax allocation or sharing agreement under which it has obligations to a party other than the Company or its subsidiaries or is or has been a member of an affiliated group filing consolidated or combined tax returns (other than a group the common parent of which is or was the Company); and (C) neither the Company nor any of its subsidiaries has made any material payments, is obligated to make any material payments or is a party to any agreement that under certain circumstances could obligate it to make any material payments that would not be deductible under Section 280G of the Code.

     (iii) For purposes of this Agreement, (A) "Tax" or "Taxes" means any federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority and
  (B) "Tax Returns" means any return, declaration, report, claim or refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

   (r) Books and Records. The books and records of the Company and its subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein (other than minutes for meetings held within the last 30 days which have not been prepared or approved and subject to the proviso that copies furnished or made available to Buyer may have excluded information relating to the negotiation of this Agreement or covered by the attorney-client, work product or other privilege).

   (s) Indemnification Other than pursuant to the provisions of its charter or bylaws or Applicable Law, or as disclosed in a Company Filing, neither the Company nor its subsidiaries is a party to any indemnification agreement with any of its present directors, officers, employees, agents or other Persons who serve in any other capacity with any other enterprise at the request of Company.

   (t) Intellectual Property. To the knowledge of the Company, and except for such matters as would not constitute a Material Adverse Effect on the Company,
(i) the Company and its subsidiaries own or possess valid and binding licenses and other rights to use all material patents, copyrights, trade secrets, trade names, service marks and trademarks used in their respective businesses; (ii) the Company and its subsidiaries have not received any notice with respect thereto that asserts the rights of others; and (iii) the Company and its subsidiaries have in all material respects performed all the obligations required to be performed by them, and are not in default in any material respect under any license, contract, agreement, arrangement, or commitment relating to any of the foregoing.

   (u) Disclosures and Diligence. All material (i) historical information, including, without limitation, the identity of documents and agreements, and
(ii) information concerning compensation, severance and other employee benefits, set forth in the Company Disclosure Schedule has previously been provided or made available to Buyer or its representatives in the course of their previous due diligence investigations of the Company.

   Section 4.3. Representations and Warranties of Buyer. Buyer hereby represents and warrants to the Company as follows:

   (a) Organization and Standing. Buyer is a corporation, duly organized, validly existing and in good standing under the laws of the State of Illinois. Each of Buyer and its subsidiaries is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified, except for such jurisdictions where the failure to be so qualified, individually or in the aggregate, would not constitute a Material Adverse Effect on Buyer. Buyer has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

   (b) Corporate Authority. This Agreement and the transactions contemplated hereby have been duly authorized by all necessary corporate action of Buyer on or prior to the date hereof. This Agreement is a valid and legally binding obligation of Buyer, enforceable in accordance with its terms, except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles.

   (c) Approvals, No Defaults.

     (i) No consents or approvals of, or filings or registrations with, any Governmental Authority are required to be made or obtained by Buyer, Acquisition Sub or any other of Buyer's subsidiaries in connection with the execution, delivery or performance by Buyer or Acquisition Sub of this Agreement or to consummate the Merger, except for (A) filings and approvals of applications with and by the OTS, the FDIC, the DOJ, the NASD, the Federal Reserve Board and the FTC, and (B) the filing of the Certificate of Merger with the Delaware Secretary pursuant to the DGCL. To the knowledge of Buyer, there is no reason (specific to Buyer, Acquisition Sub or any other of Buyer's subsidiaries or affiliates) that may cause any

  Governmental Authority to deny or withhold any consent or approval required to be obtained in connection with the transactions contemplated by this Agreement (other than such matters, if any, as have been disclosed in Buyer's filings with the SEC between December 31, 2000 and the date hereof).

     (ii) Subject to receipt of the regulatory approvals referred to in
  Section 4.3(c)(i) and expiration of related waiting periods, the execution, delivery and performance of this Agreement by Buyer and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination or cancellation under, any law, rule or regulation or any judgment, decree, writ, injunction, statute, order, governmental permit or license, or note, bond, mortgage, agreement, indenture or instrument of Buyer or any subsidiary of Buyer, or to which Buyer or any of Buyer's subsidiaries or any of their respective properties or assets is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation, charter, bylaws or similar organizational documents of Buyer or any of Buyer's subsidiaries or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, writ, injunction, statute, order, governmental permit or license, note, bond, mortgage, agreement, indenture or instrument, except in each case for such matters as would not constitute a Material Adverse Effect on Buyer.

   (d) Regulatory Matters. Except for such matters as would not constitute a Material Adverse Effect on Buyer, (i) neither Buyer nor any of its subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar agreement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the OTS, the Federal Reserve Board and the FDIC) or the supervision or regulation of Buyer or any of its subsidiaries (collectively, the "Buyer Regulatory Authorities"); and (ii) neither Buyer nor any of its subsidiaries has been advised by any Buyer Regulatory Authority that such Buyer Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

   (e) Knowledge of Misrepresentations. As of the date of this Agreement, Buyer has no knowledge of any breach by the Company of any representation or warranty made by the Company herein.

   (f) Financial Statements.

     (i) Buyer has delivered to the Company true and correct copies of Buyer's audited consolidated financial statements as of and for the years ended December 31, 2000 and December 31, 1999, which fairly present the consolidated financial position, results of operations, changes in stockholders' equity and changes in cash flows of Buyer and its subsidiaries as of December 31, 2000 and December 31, 1999 and for the years then ended, in each case in accordance with GAAP, consistently applied during the periods involved, except in each case as may be noted therein (collectively, the "Buyer Financial Statements").

     (ii) Except as set forth in the Buyer Financial Statements, since December 31, 2000, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events, constitute a Material Adverse Effect on Buyer.

   (g) No Brokers. No action has been taken by Buyer that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, except as set forth in Section 4.3(g) of the Buyer Disclosure Schedule.

                                   ARTICLE V.

                                   COVENANTS

   Section 5.1. Acquisition Proposals.

   (a) The Company shall not, directly or indirectly, take any action to: (i) encourage (including by way of furnishing nonpublic information), solicit, initiate or facilitate any Acquisition Proposal (as defined below), (ii) enter into any agreement with respect to any Acquisition Proposal or (iii) participate in any way in discussions or negotiations with, or furnish any information to, any Person in connection with, or take any other action to facilitate any inquiries or the making of any proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal.

   (b) Notwithstanding anything to the contrary herein, if the Company Board determines in good faith, after consultation with outside counsel, that it is necessary to do so to discharge properly its fiduciary duties to its Stockholders (as such duties would exist in the absence of this Section 5.1), or if so required by any Regulatory Authority, the Company may, in response to an Acquisition Proposal that the Company Board determines in good faith is reasonably likely to result in a Superior Proposal (as defined below), and subject to the Company's compliance with Section 5.1(c), furnish information with respect to the Company and its subsidiaries to the Person making such Acquisition Proposal pursuant to a customary confidentiality agreement the terms of which are no more favorable to the other party to such confidentiality agreement than the Confidentiality Agreement (as defined below) and (ii) participate in discussions with respect to such Acquisition Proposal. It is expressly understood and agreed that, with respect to the foregoing proviso, the Company's legal and financial advisors shall be able to make inquiries, and engage in discussions, with any party that has made an Acquisition Proposal (and such party's legal and financial advisors) in order to elicit information to allow the Company Board to determine in good faith if such Acquisition Proposal is reasonably likely to result in a Superior Proposal.

   (c) The Company will, as promptly as practicable, communicate to Buyer any inquiry received by it relating to any potential Acquisition Proposal and the material terms of any such proposal or inquiry, including the identity of the Person and its affiliates making the same, that it may receive in respect of any such transaction, or of any such information requested from such Person or of any such negotiations or discussions being sought to be initiated with such Person.

   (d) "Acquisition Proposal" means any offer or proposal concerning any merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets, deposits or any equity securities of, the Company or any of its subsidiaries; provided, however, that offers, proposals or transaction relating to acquisitions of currently outstanding equity securities by third parties representing less than 10% of the voting power of the Company shall not be deemed Acquisition Proposals. "Superior Proposal" means a bona fide Acquisition Proposal made by a third party which was not solicited by the Company, its subsidiaries, representatives or other affiliates and which, in the good faith judgment of the Company Board, taking into account, to the extent deemed appropriate by the Company Board, the various legal, financial and regulatory aspects of the proposal and the Person making such proposal (i) if accepted, is reasonably likely to be consummated and (ii) if consummated, is reasonably likely to result in a transaction that is more favorable to the Stockholders (in their capacity as Stockholders), from a financial point of view, than the transactions contemplated by this Agreement.

   (e) If the Company Board is prepared to accept a Superior Proposal, then the Company shall give Buyer 48 hours notice that the Company is prepared to accept the Superior Proposal; provided that the Company may not definitively accept a Superior Proposal unless the Company concurrently therewith terminates this Agreement pursuant to Section 7.1(d) and, thereafter makes any payment required by Section 7.2(b).

   Section 5.2. Labor and Employment Matters.

   (a) Buyer shall, and shall cause the Bank to, provide the employees of the Company or any of its subsidiaries who are retained by Buyer or the Bank after the consummation of the Merger with benefits under stock plans, bonus plans and all other benefit plans of Buyer on substantially the same basis as other similarly situated employees of Buyer. Each of these employees of the Company or its subsidiaries will be eligible to participate immediately in said plans and will be credited for eligibility, participation, vesting and accrual purposes, with such employee's respective years of past service with the Company (or other prior service so credited by the Company) as though they had been employees of Buyer. Buyer shall, and shall cause the Bank to, honor in accordance with their terms all the employee benefit and deferred compensation obligations to current and former employees and directors of the Company and the Bank accrued as of the Effective Time of the Merger. The Company and its ERISA Affiliates shall (to the extent permissible under the Plans and Applicable Laws) take any actions necessary or reasonably requested by Buyer to cause as of the Closing Date, the termination of all of the Plans maintained by the Company or any ERISA Affiliate that cover employees and directors of the Company and its ERISA Affiliates; provided, however, that the Company 401(k) Plan shall not be terminated but shall be merged with the Buyer 401(k) Plan as soon as administratively practicable after the Closing Date. Buyer also agrees that any pre-existing condition limitation or exclusion or waiting period in its health plans shall not apply to the employees of the Company or any of its subsidiaries who are retained after the consummation of the Merger or to their spouses and dependents who are covered under similar health plans of the Company and its ERISA Affiliates on the Closing Date and who change coverage to Buyer's health plans at the time such employees are first given the option to enroll in Buyer's health plans and that such employees shall be given credit for co-payments or deductibles satisfied, made or incurred prior to Closing Date. With respect to any employee with a satisfactory work record not covered by an employment contract or change in control agreement who is retained after the Closing and terminated without cause within six (6) months after the Closing, Buyer shall assume and provide the benefits under the Company's Personnel Manual regarding "Reduction in Force (Lay-Off)" and the related "Special Severance and Benefits Program", with full credit for length of service to the Company and Buyer; provided, however, that in lieu of providing such benefits, Buyer may, at its sole option, elect to provide any or all of such employees with a cash payment or, as applicable, reimbursement of actual costs (in either case, including a "gross up" for Taxes) in such amount sufficient to allow such employees to purchase equivalent benefits on an individually negotiated basis.

   (b) As of the Closing, Buyer shall expressly assume any obligation of the Company and its subsidiaries under the employment, change-in-control and other agreements listed on Section 5.2 of the Company Disclosure Schedule; provided, however, that to the extent that such agreements provide for post-termination benefits other than cash, Buyer may, at its sole option, elect to provide any or all of such employees with a cash payment or reimbursement of actual costs (in either case, including a "gross up" for Taxes) in such amount sufficient to allow such employees to purchase equivalent benefits on an individually negotiated basis.

   (c) The Company shall deliver or cause to be delivered to Buyer at the Closing the resignations of the members of the Board of Directors of the Company, the Bank and their subsidiaries, effective at the Closing. In addition, such officers or employees of the Company listed on Section 5.2(c) of the Company Disclosure Schedule (or otherwise requested by Buyer in writing from time to time prior to the Closing) will be terminated immediately after the Closing. It is acknowledged and agreed by Buyer and the Company that the resignations and terminations provided for in the two prior sentences shall be deemed to be "termination" following a "change of control," as these terms are defined in any employment, severance, change-in-control or similar agreement or arrangement relating to such persons, by the Company without cause for purposes of determining any termination, retirement, severance, change-in-control or similar payments or other benefit due to such persons, and Buyer shall cause all such payments to be paid to such persons at the Closing or otherwise in accordance with the terms of such agreements or arrangements. Such officers or employees of the Company listed on Section 5.2(c) of the Company Disclosure Schedule (or otherwise requested by Buyer in writing from time to time prior to the Closing) shall not be considered "retained" under Section 5.2(a) and shall not be entitled to participate in any of Buyer's or its Affiliates' employee benefit plans and programs, severance arrangements or other employee benefit arrangements.

   Section 5.3. Access and Information. Upon reasonable notice and subject to Applicable Laws relating to the exchange of information, the Company shall, and shall cause each of its subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of Buyer reasonable access, during normal business hours during the time period from the date of this Agreement to the Effective Time or date of termination, as applicable, to all its properties, books, contracts, commitments, records, officers, employees, accountants, counsel and other representatives and, during such period, except as otherwise provided in this Agreement, the Company shall, and shall cause its subsidiaries to, make available to Buyer (a) a copy of each report, schedule and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents which the Company is not permitted to disclose under Applicable Law) and (b) all other information concerning its business, properties and personnel as Buyer may reasonably request; provided that such requested information may be presented in the format maintained by the Company or its subsidiaries in the ordinary course of business. Neither the Company nor any of its subsidiaries shall be required to provide access to or to disclose information under this Agreement where such access or disclosure would violate or prejudice the rights of their customers, jeopardize any attorney-client, work product or other privilege, contravene any law, rule, regulations, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement or involve information regarding the rights and obligations of the Company or the Bank under this Agreement. The parties hereto will use reasonable efforts to make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply. Buyer will hold all such information in confidence in accordance with the provisions of the Confidentiality Agreement, dated
April 25, 2001, between Buyer and the Company (the "Confidentiality
Agreement").

   Section 5.4. Actions; Regulatory Matters.

   (a) Subject to the terms and conditions herein provided, each of the parties hereto agrees to use its commercially reasonable efforts to take promptly, or cause to be taken promptly, all actions and to do promptly, or cause to be done promptly, all things necessary, proper or advisable under Applicable Law to consummate and make effective the transactions contemplated by this Agreement as soon as practicable, including, without limitation, promptly preparing and filing all necessary documentation, effecting all applications, notices, registrations, petitions and filings, and obtaining as promptly as practicable all permits, consents, approvals, extensions, waivers and authorizations of all third parties and Governmental Authorities which are necessary or advisable to consummate the transactions contemplated by this Agreement and complying with the terms and conditions of all such permits, consents, approvals and authorizations.

   (b) The Company and Buyer shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to Applicable Laws relating to the exchange of information, all the information relating to the Company or Buyer, as the case may be, and any of their respective subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.

   (c) Buyer and the Company shall, upon request, furnish each other with all information concerning themselves, their subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement or any other statement, filing, notice or application made by or on behalf of Buyer or the Company or any of their respective subsidiaries to any Governmental Authority in connection with the Merger and the other transactions contemplated by this Agreement.

   (d) The Company shall promptly furnish Buyer, and Buyer shall promptly furnish the Company, with copies of written communications received by the Company or Buyer, respectively, or any of their respective subsidiaries, affiliates or associates (as such terms are defined in Rule 12b-2 under the Securities Exchange Act of 1934, as amended, as in effect on the date of this Agreement) from, or delivered by any of the foregoing to, any Governmental Authority in respect of the transactions contemplated hereby. The parties hereto and their subsidiaries shall not be required to provide access to or disclose information where such access or disclosure would jeopardize the attorney-client, work product or other privilege of any party or any subsidiary or would contravene any law, rule, regulation, order, judgment, decree or binding agreement entered into prior to the date hereof. The parties will use reasonable efforts to make appropriate substitute disclosure arrangements under the circumstances in which the restrictions of the preceding sentence apply.

   (e) Buyer covenants that it shall have adequate funds and sufficient regulatory capital to consummate the transactions contemplated hereby.

   Section 5.5. Publicity. No press release or other public disclosure of matters related to this Agreement or any of the transactions contemplated hereby shall be made by a party hereto unless the other party shall have provided its prior consent to the form and substance thereof; provided, however, that nothing herein shall be deemed to prohibit any party hereto from making any disclosure that its counsel deems necessary or advisable in order to fulfill such party's disclosure obligations imposed by Applicable Law.

   Section 5.6. Proxy Statement. The Company shall promptly prepare a proxy statement for use in connection with the Company's meeting of stockholders described below (including any supplements or amendments thereto, the "Proxy Statement"), and the Company shall promptly, after final SEC review thereof and receipt of any other necessary approvals from any Governmental Authority, mail the Proxy Statement to all holders of record (as of the applicable record date) of shares of Company Common Stock.

   Section 5.7. Stockholders' Meeting. The Company shall take all action necessary, in accordance with Applicable Law and its Certificate of Incorporation and bylaws, to convene a meeting or obtain written consent of the holders of Company Common Stock as promptly as practicable for the purpose of considering and taking action required by this Agreement. Except to the extent legally required for the discharge by the Company Board of its fiduciary duties, the Company Board shall recommend that the holders of the Company Common Stock vote in favor of and approve the Merger and adopt this Agreement.

   Section 5.8. Notification of Certain Matters.

   (a) Default; Material Adverse Effect. The Company and Buyer shall each give prompt notice to the other of: (i) any notice of, or other communication relating to, a default or event that, with notice or lapse of time or both, would become a default, received by it or any of its subsidiaries subsequent to the date of this Agreement and prior to the Effective Time, under any contract material to the financial condition, properties, businesses or results of operations of such party and its subsidiaries taken as a whole to which such party or any such subsidiary is a party or is subject; (ii) any Material Adverse Effect with respect to such party or the occurrence of any event which, so far as reasonably can be foreseen at the time of its occurrence, is reasonably likely to result in a Material Adverse Effect; and (iii) any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement, if a failure to obtain such consent would constitute a Material Adverse Effect.

   (b) Material Breach. Each party shall promptly advise the other (i) of any circumstance or event that such party believes would, or would be reasonably likely to, cause or constitute a material breach of any of its representations, warranties or covenants contained herein and (ii) in the event that it determines that any of the conditions to Closing set forth in Article VI cannot be fulfilled.

   (c) Pending OTS, State Regulator or FDIC Exams. Within five (5) business days of receiving notification thereof, the Company shall notify Buyer of any examination reviews with respect to the Company that are to be conducted by the OTS, any state banking commission or other regulatory authority ("State Regulator") or the FDIC or by any other Governmental Authority under any Applicable Law, and shall report to Buyer on a regular basis (subject to Applicable Law) on the preliminary and final results of any such examination review. The Company shall request the consent of each Governmental Authority conducting any such examination to the release of such results to Buyer and shall use reasonable efforts to secure such release.

   Section 5.9. Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement, or to vest the Surviving Company with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement and their respective subsidiaries shall take all such necessary action as may be reasonably requested by the other party hereto.

   Section 5.10 Filings. The Company agrees that through the Effective Time of the Merger, the reports, registrations, statements and other filings required to be filed with any applicable Governmental Authority by the Company or the Bank will comply in all material respects with all the applicable statutes, rules and regulations enforced or promulgated by the Governmental Authority with which it will be filed and none will contain, as of the date of filing, any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

   Section 5.11 [Intentionally Omitted].

   Section 5.12 Accuracy of Information. Each of the Company and Buyer covenants and agrees that all information furnished by it or any of its subsidiaries for inclusion in all applications or statements filed with the appropriate regulatory authorities for or in connection with any approval of, or consent to, the Merger will comply in all material respects with the provisions of Applicable Law, and will not contain any untrue statement of material fact or omit to state any material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading, in each case, as of the time such information is so furnished, the date any such consent or approval is granted, and (in connection with information furnished for inclusion in the Proxy Statement) the date of mailing of the Proxy Statement and the date of the Special Meeting of Stockholders.

   Section 5.13. Indemnification and Insurance.

   (a) Following the Effective Time, subject to Applicable Law, Buyer shall indemnify, defend and hold harmless (and advance expenses to) the current or former directors, officers, employees or agents of the Company, the Bank and their respective subsidiaries (each, an "Indemnified Party", and collectively, "Indemnified Parties") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs" as incurred, in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that the Company, the Bank or their respective subsidiaries are required to indemnify (and advance expenses to) the Indemnified Parties under the laws of their respective jurisdictions of incorporation, their respective charters, their respective bylaws and any agreements entered into between the Company, the Bank or any of their respective subsidiaries and such Indemnified Parties (the "Indemnification Provisions").

   (b) Buyer will cause to be maintained, for a period of six years from the Effective Time, the Company's current directors' and officers' insurance and indemnification policy ("Company D&O Insurance") covering those Persons (the "Covered Persons")who are currently covered by Company D&O Insurance to the extent that it provides coverage for events or acts occurring prior to or at the Effective Time (through the continuation or endorsement of the policy for Company D&O Insurance or the purchase of a "tail-end rider"), provided, that Buyer may, in lieu of maintaining such existing Company D&O Insurance, cause coverage to be provided under any policy maintained for the benefit of Buyer or any of its subsidiaries (a "Buyer Policy"), so long as the terms thereof are substantially similar to those of the existing Company D&O Insurance (including, without limitation, with respect to the continuity dates and the extent of coverage for prior events or acts) to the extent, in either circumstance, that the annual premiums for such coverage do not exceed 150% of the annual premiums paid by the Company or the Bank for such coverage as of the date of this Agreement. To the extent that such annual premiums do exceed 150% of the annual premiums currently paid by the Company or the Bank for such coverage, Buyer shall use its best efforts to obtain the maximum amount of such coverage that may be purchased for an annual premium equal to 150% of the annual premiums currently paid by the Company or the Bank. The provision of insurance coverage described herein is not intended to alter or reduce the right of indemnity in favor of officers, directors, employees and agents of the Company, the Bank or any of their respective subsidiaries under their charters, bylaws, indemnification agreements or otherwise. For the avoidance of doubt: (i) in the event that a tail-end rider is purchased, Buyer's obligation with respect to the total premium therefor shall not exceed the annual premium currently paid by the Company for the Company D&O Insurance multiplied by six (6) and (ii) in the event that Buyer causes the required coverage to be provided under a Buyer Policy, the 150% limitation provided in this Section 5.13 applies only with respect to the incremental cost of adding the Covered Persons.

                                  ARTICLE VI.

                           CONDITIONS TO CONSUMMATION

   Section 6.1. Conditions to Each Party's Obligation. The respective obligations of Buyer and the Company to effect the Merger shall be subject to the satisfaction prior to the Effective Time of the following conditions:

   (a) This Agreement and the Merger shall have been approved by the requisite vote of the Stockholders in accordance with Applicable Law and the charter document of the applicable entity.

   (b) To the extent required by Applicable Law, all non-objections, approvals or consents of any Governmental Authority, including, without limitation, those of the OTS, the Federal Reserve Board and the FDIC, shall have been obtained or granted for the Merger and the transactions contemplated hereby and the applicable waiting period under all laws shall have expired (all such approvals and the expirations of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals"). All other statutory or regulatory requirements for the valid completion of the transactions contemplated hereby shall have been satisfied and no statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Authority which prohibits, restricts or makes illegal consummation of the Merger or any other transaction contemplated by this Agreement.

   (c) No party hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction which enjoins or prohibits the consummation of the Merger, or any other transaction contemplated by this Agreement, and no litigation or proceeding shall be pending against Acquisition Sub, Buyer or the Company or any of their subsidiaries seeking to prevent consummation of the transactions contemplated hereby.

   (d) No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Authority which prohibits, restricts or makes illegal, or would cause such party to suffer a Material Adverse Effect as a result of, consummation of the Merger, or any other transaction contemplated by this Agreement.

   (e) No material proceedings relating to the Proxy Statement shall have been initiated by the SEC and pending.

   Section 6.2. Conditions to the Obligation of Buyer. The obligation of Buyer to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

   (a) The representations and warranties of the Company set forth in Section
4.2 of this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date and except to the extent modified by actions taken in compliance with this Agreement) as of the Effective Date as though made on and as of the Effective Date, except in each case where the failure of a representation or warranty to be true and correct does not cause a Material Adverse Effect on the Company. Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Effective Date, to the foregoing effect.

   (b) The Company shall have performed in all material respects all covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Date, other than to the extent that the failure to perform such covenants and agreements does not have a Material Adverse Effect on the Company, and Buyer shall have received a certificate signed on behalf of the Company by the Chief Executive Officer and the Chief Financial Officer of the Company, dated the Effective Date, to the foregoing effect.

   (c) The regulatory approvals or consents necessary to consummate the transactions contemplated hereby shall not impose conditions that are, or would be, upon consummation of the Merger, applicable to Buyer that would constitute a Material Adverse Effect on the Company or Buyer.

   (d) The Company shall have obtained all consents of other parties to their respective material mortgages, notes, leases, franchises, agreements, licenses and permits as may be necessary to permit the Merger and the transactions contemplated herein to be consummated, except for such consents the failure of which to obtain would not constitute a Material Adverse Effect on the Company.

   (e) The Rights Agreement shall have been terminated and neither Buyer nor the Financial Institution Sub shall have been determined to be an Acquiring Person.

   (f) Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event that has had a Material Adverse Effect on the Company.

   Section 6.3. Conditions to the Obligation of the Company. The obligation of the Company to effect the Merger shall be subject to the satisfaction or waiver prior to the Effective Time of the following additional conditions:

   (a) The representations and warranties of Buyer set forth in this Agreement shall be true and correct as of the date of this Agreement and (except to the extent such representations and warranties speak as of an earlier date) as of the Effective Date as though made on and as of the Effective Date, except in each case where the failure of a representation or warranty to be true and correct does not cause a Material Adverse Effect on Buyer. The Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer, dated the Effective Date, to the foregoing effect.

   (b) Buyer shall have performed, in all material respects, all covenants and agreements required to be performed by it under this Agreement at or prior to the Effective Date. The Company shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer and the Chief Financial Officer of Buyer, dated the Effective Date, to the foregoing effect.

   (c) The Company shall have obtained an updated Fairness Opinion from Sandler O'Neill within five (5) days prior to the mailing of the Proxy Statement to the Stockholders confirming that the Merger Consideration is fair from a financial point of view to the Stockholders, and such Fairness Opinion shall not have been revoked or adversely modified.

   (d) Between the date of this Agreement and the Effective Time of the Merger, there shall not have occurred any event that has had or could reasonably be expected to have a Material Adverse Effect on Buyer.

   (e) Buyer shall have made available to the Paying Agent the funds as described in Section 2.3(b).

                                  ARTICLE VII.

                                  TERMINATION

   Section 7.1. Termination. This Agreement may (and shall, as provided in Sections 7.1(d) or (g) below) be terminated, and the Merger abandoned, prior to the Effective Date, either before or after its approval by the Stockholders:

   (a) by the mutual consent of Buyer and the Company in writing, if the board of directors of each so determines by vote of a majority of the members of its entire board;

   (b) by Buyer or the Company by written notice to the other party if either
(i) the approval of any Governmental Authority required for the consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final unappealable action of such Governmental Authority or
(ii) any Governmental Authority of competent jurisdiction shall have issued a final, unappealable order enjoining or otherwise prohibiting consummation of the transactions contemplated by this Agreement;

   (c) by Buyer or the Company, if any approval of the Stockholders required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such Stockholders or at any adjournment or postponement thereof;

   (d) concurrently with the acceptance by the Company of a Superior Proposal;

   (e) by Buyer or the Company (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations, warranties, covenants or agreements set forth in this Agreement on the part of the other party, which breach is not cured within thirty (30) days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Effective Time, unless such breach is waived by the non-breaching party; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 7.1(e) unless the breach, together with all other such breaches, would entitle the party not to consummate the transactions contemplated hereby pursuant to Section 6.2(a) or 6.2(b) (in the case of a breach of representation, warranty, covenant or agreement by the Company) or Section 6.3(a) or 6.3(b) (in the case of a breach of representation, warranty, covenant or agreement by Buyer);

   (f) by Buyer or the Company, if its board of directors so determines by vote of a majority of the members of its entire board at such time as it becomes apparent that a condition to such party's obligations contained in Article VI hereof will not be satisfied (unless the failure to satisfy such condition is due to the breach of any material representation, warranty, covenant or agreement contained in this Agreement by the party seeking to terminate); or

   (g) in the event that the Merger is not consummated by December 31, 2001 (the "Termination Date"). Notwithstanding the foregoing, if Buyer has not obtained all Requisite Regulatory Approvals on or before December 31, 2001, but is not otherwise in breach of this Agreement, the Termination Date shall be extended to March 31, 2002; provided further, that:

     (i) if the Termination Date has been extended to March 31, 2002 and if the Merger has not been consummated by such date solely as a result of the failure by Buyer to obtain all Requisite Regulatory

  Approvals, but Buyer is not otherwise in breach of this Agreement, and if Buyer deposits an additional $1,000,000 into the Escrow Account on or before such date, then Buyer may elect to extend the Termination Date to April 30, 2002;

     (ii) if the Termination Date has been extended to April 30, 2002 and if the Merger has not been consummated by such date solely as a result of the failure by Buyer to obtain all Requisite Regulatory Approvals, but Buyer is not otherwise in breach of this Agreement, and if Buyer deposits an additional $1,000,000 into the Escrow Account on or before such date, then Buyer may elect to extend the Termination Date to May 31, 2002; and

     (iii) if the Termination Date has been extended to May 31, 2002 and if the Merger has not been consummated by such date solely as a result of the failure by Buyer to obtain all Requisite Regulatory Approvals, but Buyer is not otherwise in breach of this Agreement, and if Buyer deposits an additional $1,000,000 into the Escrow Account on or before such date, then Buyer may elect to extend the Termination Date to June 30, 2002.

If the Termination Date is extended pursuant to this Section 7.1(g), Buyer shall pay interest on the Merger Consideration at an interest rate equal to the prime rate, and the Per Share Merger Consideration shall be adjusted appropriately.

   Section 7.2. Effect of Breach or Termination. In the event of a breach by any party hereto (other than a willful breach), the sole and exclusive remedy of the other party shall be to terminate this Agreement in accordance with
Section 7.1 and to receive such amounts, if any, as may be payable under
Section 7.3. In the event of the termination of this Agreement as specified in
Section 7.1 hereof, this Agreement shall thereafter become void and there shall be no liability on the part of any party hereto or their respective officers or directors subject to the following sentence. Notwithstanding anything to the contrary contained in this Agreement, (i) no party shall be relieved or released from any liabilities or damage arising out of its willful and material breach of any provisions of this Agreement; (ii) in the case of the Company, no termination shall release the Company from any liability it may have to Buyer to the extent provided in Section 7.3; or (iii) any liability resulting from a breach of Section 5.4(e), which liability shall exist notwithstanding the failure of any Governmental Authority to grant any Requisite Regulatory Approval to the consummation of the transactions contemplated hereby if such Requisite Regulatory Approval would have been granted but for the inadequacy of Buyer's regulatory capital. Except as provided in the immediately preceding sentence, no party hereto shall have any liability to any other party under the terms of this Agreement, whether for breach hereof or otherwise.

   Section 7.3. Expenses; Termination Fee.

   (a) The Company hereby agrees that if the Agreement is terminated pursuant to Section 7.1(c) or by Buyer pursuant to Section 7.1(e), the Company shall promptly and in any event within ten (10) days after such termination pay Buyer all Expenses (as defined below) of Buyer, but not to exceed $1,500,000.

   (b) Buyer hereby agrees that if the Agreement is terminated by the Company pursuant to Section 7.1(e), Buyer shall promptly and in any event within ten
(10) days after termination pay the Company all Expenses of the Company and the Bank, but not to exceed $1,500,000.

   (c) Except as otherwise provided herein, all Expenses incurred by Buyer and the Company in connection with or related to the authorization, preparation and execution of this Agreement, the solicitation of stockholder approvals and all other matters related to the closing of the transactions contemplated hereby, including, without limitation of the generality of the foregoing, all fees and expenses of agents, representatives, counsel and accountants employed by either such party or its affiliates, shall be borne solely and entirely by the party which has incurred the same.

   (d) "Expenses" of a party as used in this Agreement shall include all reasonable out-of-pocket expenses (including all fees and expenses of attorneys, accountants, investment bankers, experts and consultants to such party and its affiliates) incurred by the party or on its behalf after March 1, 2001 in connection with the sale of the Company, this Agreement or the transactions contemplated hereby.

   (e) The Company shall pay to Buyer the sum of $5,000,000 (the "Termination Fee") payable as provided below solely as follows: (i) if this Agreement shall have terminated pursuant to Section 7.1(d); or (ii) if all of the following occur: (A) the Company or Buyer shall terminate this Agreement pursuant to
Section 7.1(c) and, at the time of such termination, Buyer is not in breach of this Agreement, (B) at any time after the date of this Agreement and prior to the meeting of the Stockholders to vote on the Merger, if any, there shall have been publicly announced a Superior Proposal and (C) within nine months of the termination of this Agreement, the Company enters into a definitive agreement with respect to such Superior Proposal.

   (f) The Termination Fee required to be paid pursuant to Section 7.3(e) shall be paid to Buyer not later than five business days after the Company enters into a definitive agreement with respect to a Superior Proposal. All payments under Section 7.3(e) shall be made in cash by wire transfer of immediately available funds to an account designated by Buyer; provided, however, that in the event that the Company determines, in its reasonable discretion, that payment of the full amount of the Termination Fee in cash will, or is reasonably likely to reduce the Bank's capital for regulatory purposes to a level that would not provide a reasonable cushion above the amount necessary to remain "well capitalized" under the Prompt Corrective Action regulations of the OTS, then, it may cause some or all of the Termination Fee to be paid to Buyer in the form of a transfer by the Company to Buyer of shares of the Bank Preferred Stock, the terms of which are set forth on Exhibit 7.3(g) hereto. In the event the Company determines that such transfer of Bank Preferred Stock is necessary under this Section 7.3(g), the Company shall, within twenty (20) business days of the date of termination of this Agreement, transfer such Bank Preferred Stock. In addition, it is understood that, in the event that the Termination Fee is payable pursuant to Section 7.3(f), the Company and the Bank shall receive credit for (and the amount payable by them in respect of the Termination Fee shall be reduced by) the amount of any payments made by them pursuant to Section 7.3(a).

   (g) Upon the termination of this Agreement due to the failure of Buyer to obtain the Requisite Regulatory Approvals, Buyer shall forfeit the Escrowed Funds, which shall be delivered by the Escrow Agent to the Company within five
(5) business days after the date of termination. In addition, it is understood that, in the event that the Escrowed Funds are forfeited and delivered to the Company pursuant to this Section 7.3(g), Buyer shall be relieved of its obligation to pay the Company's Expenses under Section 7.3. Payment of the Escrowed Funds to the Company shall not constitute liquidated damages and Buyer shall remain liable for damages in accordance with the terms of this Agreement upon Buyer's willful breach of this Agreement notwithstanding the payment of the Escrowed Funds.

   (h) Notwithstanding any other provision herein, the last sentence of Section
5.3 and, in their entirety, Sections 7.2 and 7.3 and Article IX shall survive any termination of this Agreement.

                                 ARTICLE VIII.

                       EFFECTIVE DATE AND EFFECTIVE TIME

   Section 8.1. Effective Date and Effective Time. On such date as the parties may agree, which shall be within five (5) business days after the last to occur of the expiration of all applicable waiting periods in connection with the Requisite Regulatory Approvals and the satisfaction or waiver of all other conditions to the consummation of this Agreement (other than those conditions relating to the receipt of officer's certificates or fairness opinions), or on such earlier or later date as may be agreed in writing by the parties, the Certificate of Merger shall be executed in accordance with all appropriate legal requirements and shall be filed as required by law, and the Merger provided for herein shall become effective upon the date and time specified in the Certificate of Merger, which shall not be later than the Closing Date (the "Effective Date"). The "Effective Time" of the Merger shall be the time specified in the Certificate of Merger.

                                  ARTICLE IX.

                                 OTHER MATTERS

   Section 9.1. Interpretation. When a reference is made in this Agreement to Sections, Articles, Exhibits or Schedules, such reference shall be to a Section or Article of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for ease of reference only and shall not affect the meaning or interpretation of this Agreement. Whenever the words "include," "includes," or "including" are used in this Agreement, they shall be deemed followed by the words "without limitation." Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.

   Section 9.2. Waiver. Prior to the Effective Time, any term, provision or condition of this Agreement may be: (i) waived by the party benefited by the provision; or (ii) amended or modified at any time by an agreement in writing between the parties hereto approved by their respective boards of directors, except that, after the vote by the Stockholders, no amendment may be made that would contravene any provision of HOLA or Applicable Law. No waiver of any term, provision or condition of this Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition of this Agreement.

   Section 9.3. Counterparts. This Agreement may be executed in counterparts each of which shall be deemed to constitute an original, but all of which together shall constitute one and the same instrument.

   Section 9.4. Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of Delaware without regard to the conflict of law principles thereof. The parties hereby irrevocably submit to the jurisdiction of the courts of the State of Delaware and the Federal courts of the United States of America located in the State of Delaware solely in respect of the interpretation and enforcement of the provisions of this Agreement and of the documents referred to in this Agreement and in respect of the transactions contemplated herein, and hereby waive, and agree not to assert, as a defense in any action, suit or proceeding for the interpretation or enforcement hereof or of any such document, that it is not subject thereto or that such action, suit or proceeding may not be brought or is not maintainable in said courts or that the venue thereof may not be appropriate or that this Agreement or any such document may not be enforced in or by such courts, and the parties hereto irrevocably agree that all claims with respect to such action or proceeding shall be heard and determined in such a Delaware State or Federal court. The parties hereby consent to and grant any such court jurisdiction over the person of such parties and over the subject matter of such dispute and agree that mailing of process or other papers in connection with any such action or proceeding in the manner provided in Section
9.5 or in such other manner as may be permitted by law, shall be valid and sufficient service thereof.

   Section 9.5. Notices. All notices, requests, acknowledgments and other communications hereunder to a party shall be in writing and shall be deemed to have been duly given when delivered by hand, a reputable overnight courier service or telecopy (confirmed in writing) to such party at its address set forth below or such other address as such party may specify by notice to the other party hereto.

   If to Buyer, to:

   FBOP Corporation
   11 West Madison Street
   Oak Park, IL 60302
   (708) 445-3223 (Fax)
   Attention: Michael E. Kelly

   With copies to:

   Lord, Bissell & Brook
   115 S. LaSalle Street
   Chicago, IL 60603
   (312) 443-0336 (Fax)
   Attention: Edward C. Fitzpatrick

   If to the Company, to:

   Bank Plus Corporation
   4565 Colorado Boulevard
   Los Angeles, CA 90039
   (818) 549-3525 (Fax)
   Attention: Mark Mason
   Chief Executive Officer

   With copies to:

   Godfrey B. Evans, Esq.
   General Counsel
   Bank Plus Corporation
   4565 Colorado Boulevard
   Los Angeles, CA 90039
   (818) 549-3525 (Fax)

   and

   Dhiya El-Saden, Esq.
   Gibson, Dunn & Crutcher LLP
   333 South Grand Avenue
   Los Angeles, California 90071
   (213) 229-6196 (Fax)

   Section 9.6. Entire Agreement; Binding Agreement; Third Parties. This Agreement, together with all the schedules hereto and agreements referred to herein, including the Confidentiality Agreement, represents the entire understanding of the parties hereto with reference to the transactions contemplated hereby and supersedes any and all other oral or written agreements heretofore made. All terms and provisions of the Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. Except as to Sections 2.3 and 2.5 which are intended to benefit the Stockholders and the Optionholders, Section 5.2, which is intended to benefit employees of the Company and its subsidiaries, and Section 5.13, which is intended to benefit Indemnified Parties, nothing in this Agreement is intended to confer upon any other Person (including, without limitation, employees of the Company) any rights or remedies of any nature whatsoever under or by reason of this Agreement.

   Section 9.7. Assignment. This Agreement may not be assigned or delegated by any party hereto without the written consent of the other party and any such attempted assignment or delegation shall be null and void.

   Section 9.8. Captions. The Article, Section and paragraph captions herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof.

   Section 9.9. Construction of Agreement. No party hereto, nor its respective counsel, shall be deemed the drafter of this Agreement for purposes of construing the provisions of this Agreement, and all provisions of this Agreement shall be construed in accordance with their fair meaning, and not strictly for or against any party hereto.

   Section 9.10. Survival. All representations and warranties shall be deemed to be conditions of this Agreement and shall not survive the Effective Time.

   Section 9.11 Attorneys' Fees. If any legal action or any arbitration upon mutual agreement is brought for the enforcement of this Agreement or because of an alleged dispute, controversy or breach in connection with this Agreement, the prevailing party shall be entitled to recover reasonable attorneys' fees and other costs and expenses incurred in that action or proceeding, in addition to any other relief to which it may be entitled.

   Section 9.12 Knowledge. Whenever any statement herein or in any list, exhibit, schedule, certificate or other document delivered to any party pursuant to this Agreement is made "to the knowledge" of any party, such knowledge shall mean the actual knowledge which any of the officers of the party listed in Section 9.12 of the Company Disclosure Schedule or the Buyer Disclosure Schedule, as applicable, as the party's knowledge group has as a result of the performance of his or her duties.

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their duly authorized officers as of the day and year first above written.

                                          BANK PLUS CORPORATION,
                                          a Delaware corporation

                                                    /s/ Mark K. Mason
                                          By: _________________________________
                                             Name: Mark K. Mason
                                             Title: Chief Executive Officer

                                          FBOP CORPORATION,
                                          an Illinois corporation

                                                  /s/ Michael E. Kelly
                                          By: _________________________________
                                             Name: Michael E. Kelly
                                             Title: Chairman

As of this     day of            , 2001, and pursuant to the terms of Section
3.4 hereof, Acquisition Sub hereby agrees to be bound by the terms hereof.

__________________________________________
ACQUISITION SUB

By: ______________________________________
  Name:
  Title:

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